SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Agile Software Corporation

(Name of Registrant as Specified In Its Charter)

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Agile Software Corporation 6373 San Ignacio Avenue San Jose, CA 95119-1200 www.agile.com Main: (408) 284-4000 Fax: (408) 284-4002 Email: info@agile.com

August 12, 2004

Dear Stockholder:

You are cordially invited to attend Agile Software Corporation’s 2004 Annual Meeting of Stockholders. This year’s annual meeting will be held on September 21, 2004, at 8:00 a.m. local time, at Agile’s principal offices, at 6373 San Ignacio Avenue, San Jose, CA 95119-1200.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Agile by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of Agile’s Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review Agile’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

Bryan D. Stolle

Chairman and Chief Executive Officer

Notice of Annual Meeting of Stockholders

To be held September 21, 2004

To the Stockholders:

Notice is hereby given that the annual meeting of the stockholders of Agile Software Corporation, a Delaware corporation, will be held on September 21, 2004, at 8:00 a.m. local time, at our principal offices located at 6373 San Ignacio Avenue, San Jose, CA 95119-1200, for the following purposes:

I.	To elect two Class II directors to hold office for a three-year term and until their respective successors are elected and qualified;

II.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending April 30, 2005; and

III.	To transact such other business as may properly come before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is July 30, 2004. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 6373 San Ignacio Avenue, San Jose, CA 95119-1200.

We request that you vote your shares as promptly as possible. You may vote your shares in a number of ways. You may mark your votes on the enclosed proxy card, date, sign and return the proxy card. If you have shares registered directly with our transfer agent, Equiserve, you may choose to vote those shares via the Internet at www.eproxyvote.com/agil or you may vote telephonically, within the United States and Canada only, by calling Equiserve at 1-877-PRX-VOTE (1-877-779-8683).

By order of the Board of Directors,

Kenneth M. Siegel

Secretary

San Jose, California

August 12, 2004

IMPORTANT:    Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

AGILE SOFTWARE CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00, a.m. on September 21, 2004

General

The enclosed proxy is solicited by the Board of Directors of Agile Software Corporation (the “Company” or “Agile”) for use at the Annual Meeting of Stockholders of the Company to be held at 8:00 a.m., Pacific Time, on September 21, 2004, at the Company’s offices at 6373 San Ignacio Avenue, San Jose, CA 95119-1200, and at any adjournment or postponement thereof.

This Proxy Statement and the accompanying proxy card are first being mailed to the stockholders of the Company on or about August 17, 2004.

Outstanding Securities and Voting Rights

Only holders of record of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at the close of business on July 30, 2004, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, the Company had 52,514,420 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

A majority of the outstanding shares of Common Stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Annual Meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Proxy Voting

Shares that are properly voted via the Internet or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of each of the nominees to the Board named herein, and “FOR” the ratification of the appointment of the Company’s independent auditors. It is not expected that any matters other than the election of Directors and the ratification of the appointment of the Company’s independent auditors will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the accompanying proxy card will vote in accordance with their discretion with respect to such matters.

Voting by Telephone or Internet

The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares of Common Stock are represented by certificates or book entries in your name so that you appear as a stockholder on the records of the Company’s stock transfer agent, Equiserve, a proxy card for voting those shares will be included with this Proxy Statement. By following the instructions on your proxy card, you may vote those shares either via the Internet at www.eproxyvote.com/agil or by telephone, within the United States and Canada only, by calling 1-877-PRX-VOTE (1-877-779-8683). Voting via the Internet or by telephone is the most cost effective method of voting and assists the Company in reducing postage and proxy tabulation costs. Alternatively, you may vote those shares by completing, signing, and returning the proxy card in the enclosed envelope.

If you own shares in street name, meaning that your shares of Common Stock are held by a bank or brokerage firm, you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct your bank or brokerage firm how to vote your shares. As with a proxy card, you may vote your shares by completing, signing, and returning the voting instruction form in the envelope provided. Alternatively, if your bank or brokerage firm has arranged for Internet or telephonic voting of shares, you may vote by following the instructions for using those services on the voting instruction form. If your bank or brokerage firm uses ADP Investor Communication Services, you may vote your shares via the Internet at www.proxyvote.com or by calling the telephone number on your voting instruction form.

Attendance and Voting at the Annual Meeting

If you own Common Stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card, via the Internet or by telephone. If you own Common Stock in street name, you may attend the Annual Meeting but in order to vote your shares at the meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting. If you have already voted prior to the meeting, you may nevertheless change or revoke your vote at the Annual Meeting in the manner described below.

Revocation

If you own Common Stock of record you may revoke a previously granted proxy at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any stockholder owning Common Stock in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of two Class I directors, two Class II directors and two Class III directors, who will serve until the annual meetings of stockholders to be held in 2006, 2004 and 2005, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

The terms of the Class II directors will expire on the date of the 2004 annual meeting. Accordingly, at the meeting two persons are to be elected to serve as Class II directors of the Board of Directors. Management’s nominees for election by the stockholders to those two positions are the current Class II members of the Board of Directors, Ms. Nancy Schoendorf and Mr. Ronald E. F. Codd. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2007 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

Vote Required and Recommendation of the Board of Directors

If a quorum is present and voting, the two nominees for Class II director receiving the highest number of votes will be elected as Class II directors. Abstentions and broker non-votes have no effect on the vote.

The Board of Directors recommends a vote “FOR” the nominees named below. Unless marked otherwise, proxies received will be voted FOR election of these nominees.

Class II directors nominated for election at the 2004 Annual Meeting of Stockholders:

Name of Director	Position With the Company	Age	Since
Nancy J. Schoendorf	Director	49	1995

Ronald E. F. Codd	Director	48	2003

Nancy J. Schoendorf has served as a director of Agile since 1995. Ms. Schoendorf has been a general partner of Mohr, Davidow Ventures, a venture capital firm, since 1994, and a Managing Partner since 1997. Prior to joining Mohr, Davidow Ventures, Ms. Schoendorf spent 17 years in the computer industry including management positions with Hewlett-Packard, Software Publishing Corporation and Sun Microsystems. Ms. Schoendorf received a B.S. in Computer Science from Iowa State University and an M.B.A. from Santa Clara University.

Ronald E.F. Codd has served as a director of Agile since August 2003. Mr. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, he served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., an enterprise software development company. From September 1991 to December 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc., an enterprise application software company. Mr. Codd currently serves as a director of Adept Technology, Inc., and Interwoven, Inc. Mr. Codd received a B.S. in accounting from the University of California, Berkeley and an M.M. from the Kellogg School of Management at Northwestern University.

Except as noted above, the nominees have been engaged in the principal occupations set forth above during the past five years. There are no family relationships among any of our directors or executive officers. Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals.

INFORMATION ABOUT AGILE SOFTWARE CORPORATION

Continuing Directors and Executive Officers

This section sets forth information concerning the age and background for our executive officers and current directors whose terms are continuing, other than information about the Class II nominees to be elected at this meeting, which is set forth above.

Name	Position With the Company	Age	Since
Class I directors whose terms expire at the 2006 Annual Meeting of Stockholders:

Klaus-Dieter Laidig	Director	62	1998

Gareth Chang	Director	61	2003

Class III directors whose terms expire at the 2005 Annual Meeting of Stockholders:

Bryan D. Stolle	Director, Chairman of the Board and Chief Executive Officer	46	1995

Paul Wahl	Director	52	2002

Additional Executive Officers

Jay B. Fulcher	President and Chief Operating Officer	42	2002

Carolyn V. Aver	Executive Vice President and Chief Financial Officer	45	2002

Christopher Wong	Executive Vice President, Products and Technology	43	2002

Thomas Twietmeyer	Vice President, Finance	42	2003

Klaus-Dieter Laidig has been a director of Agile since 1998. Mr. Laidig has served as a management consultant with Laidig Business Consulting GmbH since 1998. From 1984 to 1997, Mr. Laidig served as General Manager of Hewlett Packard GmbH, where he was employed since 1967. Mr. Laidig currently serves as a director of Extended Systems, Inc., Bauerfeind AG, Heiler Software AG, Mech Hitech AG, Varetis AG and several privately held companies. Mr. Laidig received an M.B.A. from the Pforzheim University of Applied Sciences in Germany.

Gareth Chang has served as a director of Agile since May 2003. Mr. Chang has served as a consultant with GC3 and Associates since 2002. From August 1998 to March 2000 he was Chairman and CEO of Star TV, a wholly-owned subsidiary of News Corporation. Mr. Chang also held executive positions at Honeywell International Inc. and Xerox Corp., and served as Senior Vice President of McDonnell Douglas Information Systems Co., President of McDonnell Douglas Pacific and Asia, Corporate Senior Vice President of Hughes Electronics Corp., President of Hughes Electronics International, and President of DirectTV International. Mr. Chang currently serves as a director of Palm, Inc. and SRS Labs, and is on the advisory council for Nike, Inc. Mr. Chang previously served as a director of Apple Computer, Mallinckrodt, Inc. and News Corporation. Mr. Chang also serves as a visiting professor at Beijing Institute of Aeronautics and Astronautics, and Tsing Hua University, both in Beijing, China.

Bryan D. Stolle is a co-founder of Agile and has served as our Chairman, Chief Executive Officer and a member of the Board of Directors since its inception in March 1995 and as President until 2002. From 1987 to 1994, Mr. Stolle served as Director of Product and Strategic Marketing at Sherpa Corporation, a developer of enterprise product data management software. Mr. Stolle received a B.A. in Business Administration and an M.B.A. from the University of Texas at Austin.

Paul Wahl has served as a director of Agile since June 2002. Mr. Wahl served as President and Chief Operating Officer of Siebel Systems, Inc., a leading provider of e-Business application solutions, from April 1999 to March 2003. From November 1998 to April 1999, Mr. Wahl served as the Chief Executive Officer and President of TriStrata, an Internet security company. From January 1996 to September 1998, Mr. Wahl served as Chief Executive Officer of SAP America, Inc. and was an Executive Board Member of SAP AG, an international developer and supplier of integrated business application software. From June 1991 to December 1995, Mr. Wahl served as Executive Vice President of SAP AG.

The Board of Directors has determined that, other than Bryan D. Stolle, our Chief Executive Officer, each of the members of the Board is an independent director for purposes of the Nasdaq Marketplace Rules.

Executive Officers

Jay B. Fulcher has served as Agile’s President and Chief Operating Officer since October 2002. From November 1996 to August 2001, Mr. Fulcher was employed at PeopleSoft, Inc., an enterprise application software company, most recently as Executive Vice President, and prior to that as President, Product Division, and as General Manager and Vice President, Manufacturing Business Unit. Mr. Fulcher received a B.S. in Business Management from San Jose State University, where he currently sits on the Advisory Board for the College of Business. Mr. Fulcher currently serves as a director of two privately held companies.

Carolyn V. Aver has served as Agile’s Executive Vice President and Chief Financial Officer since May 2002. From September 2000 to August 2001, Ms. Aver served as the Interim Chief Financial Officer at myCFO, a wealth advisory firm. From April 1998 to April 2000, Ms. Aver served as the Chief Financial Officer at USWeb/CKS, a provider of e-commerce implementations. Ms. Aver received a B.S. in Accounting from California State University, Hayward.

Christopher Wong has served as Agile’s Executive Vice President of Products and Technology since September 2002. From June 2001 to September 2002, Mr. Wong served as Vice President of Corporate Strategy for PeopleSoft, Inc. From June, 1999 to June 2001, Mr. Wong served as Chairman, CEO and President of Skills Village, Inc., a supplier of contract service management software. Mr. Wong received an A.B. in Applied Mathematics from University of California at Berkeley.

Thomas Twietmeyer joined Agile in December 2003, became Vice President, Finance in May 2004 and was designated by the Board as an Executive Officer in July 2004. From March 2002 to March 2003, Mr. Twietmeyer served as Chief Financial Officer at Convey Software, an enterprise software company. From April 1999 to May 2001, Mr. Twietmeyer served as Chief Financial Officer at CenterBeam, Inc., an IT services company, and from May 1989 to June 1998, Mr. Twietmeyer served as General Manager at Autodesk, Inc. Mr. Twietmeyer received a B.B.A. in Finance from the University of New Mexico, attended the Program for Management Development at Harvard University, and is a certified public accountant in the state of California.

Board Meetings and Committees

The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. The Board of Directors held six meetings and took action by unanimous written consent two times during the fiscal year ended April 30, 2004. All Directors attended at least 75% of the aggregate of the meetings of the Board and committees of which they were members.

The Board has established an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The Committees are responsible to the full Board. The functions performed by these Committees, which are set forth in more detail in their charters, are summarized below.

Audit Committee.    The members of the Audit Committee are Ronald E. F. Codd, Chair, Klaus-Dieter Laidig and Nancy Schoendorf. Each of the members of the Audit Committee are independent for purposes of the Nasdaq Marketplace Rules as they apply to audit committee members. Mr. Codd is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission. The functions of the Audit Committee include retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held 12 meetings during the fiscal year ended April 30, 2004.

Compensation Committee.    The members of the Compensation Committee are Nancy Schoendorf, Chair and Paul Wahl. Each of the members of the Compensation Committee is independent for purposes of the Nasdaq Marketplace Rules. The Compensation Committee sets the salary and bonus earned by the Chief Executive Officer, reviews and approves salary and bonus levels for other executive officers and is responsible for administering our stock option plans including granting stock options to officers and directors of the Company. The Compensation Committee held six meetings and took action by unanimous written consent three times during the fiscal year ended April 30, 2004.

Nominating and Governance Committee.    The members of the Nominating and Governance Committee are Gareth Chang, Chair, Ronald E. F. Codd and Klaus-Dieter Laidig. Each of the members of the Nominating and Governance Committee is independent for purposes of the Nasdaq Marketplace Rules. The Nominating and Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors and management. The Nominating and Governance Committee held two meetings during the fiscal year ended April 30, 2004.

Director Nominations

Stockholders may nominate one or more persons for election as directors at a meeting only if timely notice of such nomination(s) has been given in writing to our Secretary in accordance with our Bylaws. The complete description of the requirements for stockholder nomination of director candidates is contained in the Bylaws. In summary, assuming (i) we held an annual meeting the previous year and (ii) the date of the next meeting is within 30 days of the date of the meeting for the previous year, a stockholder desiring to nominate one or more candidates for election at the next annual meeting must submit written notice of such nomination to the Corporate Secretary at least 120 days in advance of the one year anniversary of the date that we released our proxy statement in connection with the annual meeting held in the previous year. For our annual meeting in the year 2005, we must receive this notice on or before April 19, 2005. You can obtain a copy of the full text of the Bylaw provision by writing to the Corporate Secretary, 6373 San Ignacio Avenue, San Jose, CA 95119-1200.

The Nominating and Governance Committee will consider any nominee proposed by stockholders. The Nominating and Governance Committee has not established any minimum criteria for service as a director, and may consider such factors as it may deem to be in the best interests of Agile and its stockholders. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board of Directors should meet the definition of “independent director” under the Nasdaq rules. The Nominating and Governance Committee has also generally felt it was appropriate for the CEO to participate as a member of the Board of Directors. The Nominating and Governance Committee will evaluate whether the nominee’s skills are complementary to the existing Board members’ skills, and the Board’s needs for operational, management, financial, international, technological or other expertise.

Stockholders nominating candidates for election as directors are also required to provide the following information with respect to their nominees:

•	the stockholder’s name and address;

•	a representation that the stockholder is a stockholder of record on the date of the nomination;

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

•	any other information relating to each nominee that would be required to be disclosed in a proxy statement filed pursuant to the SEC’s proxy rules; and

•	the consent of each nominee to serve as a director if so elected.

The Board of Directors has not determined whether it needs to adopt any formal policies with respect to the consideration by the Nominating and Governance Committee of recommendations by stockholders of director candidates. Evaluation of any such recommendations is the responsibility of the Nominating and Governance Committee under its charter. In the event of any stockholder recommendations, the Nominating and Governance Committee would evaluate the person recommended in the same manner as other persons considered by that committee. After reviewing the materials submitted by a stockholder, if the Nominating and Governance Committee believes that the person merits additional consideration, the Committee (or individual members) would interview the potential nominee and conduct appropriate reference checks. The Nominating and Governance Committee would then determine whether to recommend to the Board of Directors that the Board nominate and recommend election of such person at the next annual meeting.

If any member of the Board of Directors is not interested in continuing to serve or if the Board of Directors determines that there is a need for directors with different skills or perspectives, the members of the Board of Directors are polled to determine if they know of potential candidates meeting these criteria. We have not required the services of third parties to identify potential nominees, although we reserve the right to retain a search firm in the future, if necessary.

Communications with Directors

Agile stockholders who want to communicate with the Board or any individual Director can write to:

Agile Software Corporation

Attention: Corporate Secretary

6373 San Ignacio Avenue

San Jose, CA 95119-1200

Your letter should indicate that you are an Agile stockholder. Depending on the subject matter, management will:

•	Forward the communication to the Director or Directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Director Attendance at Annual Meetings

Agile encourages, but does not require, its board members to attend the annual stockholders meeting. Last year, Bryan Stolle attended the annual stockholders meeting. We expect that at least a majority of our directors will attend the 2004 annual stockholders meeting.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a charter for each of the committees described above. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics is available on our website at www.agile.com/corporate/legal. We intend to disclose future amendments to our Code of Business Conduct and Ethics, as well as any waivers thereof, on our website to the extent permissible by the rules and regulations of the SEC and any exchange upon which our stock may be listed. Please note that the information on our website is not incorporated by reference in this Proxy Statement.

Director Compensation

Our directors do not receive any cash compensation for their services as directors but are reimbursed for reasonable travel expenses incurred in attending meetings of the Board of Directors. In addition, since May 1, 2003, board members are compensated for their committee participation. Board members serving on our Board committees are compensated on an annual retainer (paid quarterly) for the committee and role as set forth below:

Committee	Chairman	Committee Member
Audit	$50,000	$20,000
Compensation	$20,000	$10,000
Nominating and Governance	$20,000	$10,000

Our directors are eligible to participate in our 1995 Stock Option Plan, and employee-directors are able to participate in our 1995 Stock Option Plan, 1999 Employee Stock Purchase Plan, and 401(k) plan. Options granted to our non-employee directors are not intended to qualify as incentive stock options under the Internal Revenue Code. Each of our non-employee directors are automatically granted an option to purchase 100,000 shares of our Common Stock upon initial election to the Board of Directors. Each non-employee director that has served as a director for at least six months as of May 1 of each year is automatically granted, on May 1 of each year, an option to purchase 25,000 shares of our Common Stock. All options granted automatically to our non-employee directors have an exercise price per share equal to the fair market value of a share of our Common Stock on the date of grant. Initial option grants vest in 48 equal monthly installments beginning on the date of grant. Annual option grants vest monthly, in 12 equal monthly installments beginning 37 months after the date of grant. All non-employee director options automatically vest in full upon a change-in-control of Agile. A director whose service ceases for any reason may exercise the vested portion of any options within 12 months following such termination. All options granted to non-employee directors expire 10 years following the date of grant.

During the fiscal year ended April 30, 2004, we granted options to purchase 100,000 shares of our Common Stock to each of Messrs. Chang and Codd, and options to purchase 25,000 shares of our Common Stock to each of Messrs. Laidig and Wahl and to Ms. Schoendorf.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

No interlocking relationship exists between any member of our Board of Directors or our Compensation Committee and any member of the Board of Directors or Compensation Committee of any other company, and no such relationship has existed in the past.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Stock Option Plans

Options granted to our employees, including our executive officers, under our 1995 Stock Option Plan and our 2000 Nonstatutory Stock Option Plan provide for 18 months of accelerated vesting upon a change-in-control event in which the employee is involuntarily terminated within 18 months after the change-in-control, as defined by the individual’s stock option agreement. Options granted to any employee under each of our option plans prior to April 2001, and options granted to certain of our executive officers after such date, become exercisable and vested in full upon a change-in-control event in which the employee is involuntarily terminated within 18 months after the change-in-control. All options so accelerated remain exercisable for the lesser of the remaining term of the option or one year after the effective date of the involuntary termination. In addition, vesting of all outstanding options will accelerate in full upon a change-in-control unless the successor corporation assumes the option or replaces it with a cash incentive program that preserves for the option holder the excess of the underlying shares’ value at the time of the transaction over the exercise price, with payment to be made over the same vesting schedule.

Executive Retention and Severance Plan

We maintain the Executive Retention and Severance Plan (the “ERSP”), which provides certain severance and other benefits in connection with a Change-in-Control (as defined below) to our officers and key employees designated by the Board or the Compensation Committee. At present, the ERSP covers all our executive officers and certain key employees. The ERSP may not be terminated or amended in any way without a supplemental written agreement between any affected participant and Agile.

Under the ERSP, a Change-in-Control means the occurrence of any of the following: (i) any person, entity or group becomes the beneficial owner of 50% or more of either our then outstanding Common Stock or the combined voting power of our then outstanding securities entitled to vote generally in the election of directors; or (ii) we are party to a merger or consolidation, which results in the holders of our voting securities outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than 50% of the total combined voting power of the securities entitled to vote generally in the election of our directors or in the surviving entity outstanding immediately after such merger or consolidation; or (iii) the sale or disposition of all or substantially all of our assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more of our subsidiaries); or (iv) a change in the composition of our Board within any consecutive two-year period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the ERSP).

If, during the applicable “Change-in-Control Period” (as described below), a participant’s employment is terminated other than for Cause (as defined in the ERSP) or by the participant for Good Reason (as defined in the ERSP), any such terminations of employment being referred to as a “Termination upon a Change-in-Control,” then, provided that the participant executes a prescribed release of claims against us, the participant will be entitled to certain payments and benefits described below, in addition to all compensation and benefits earned by the participant through the date of the participant’s termination of employment. The applicable “Change-in-Control Period” commences on the consummation of a Change-in-Control and ends on the date which is 18 months following the Change-in-Control.

On a Termination upon a Change-in-Control, an ERSP participant will receive a lump sum cash severance payment in an amount equal to the sum of (x) one-half of the participant’s annual base salary immediately prior to termination or, if higher, immediately prior to the Change-in-Control, plus (y) one-half of the greatest of (1) the aggregate of all bonuses earned by the participant for the fiscal year immediately preceding the fiscal year of the Change-in-Control, (2) the aggregate of all bonuses earned by the participant for the fiscal year immediately preceding the fiscal year of the participant’s Termination Upon a Change-in-Control, or (3) the aggregate of all annual bonuses that would be earned by the participant at the targeted annual rate (assuming attainment of 100% of all applicable performance goals) for the fiscal year of the participant’s Termination Upon a Change-in-Control.

Following a participant’s Termination upon Change-in-Control, the ERSP also provides that we will provide the participant with continued health and other group insurance benefits for the participant’s benefit period after the participant’s Termination upon Change-in-Control. The participant will also be indemnified by us to the fullest extent permitted under applicable law, as set forth in the ERSP. In addition, if any payment or benefit received or to be received by any participant pursuant to the ERSP or otherwise (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the ERSP provides that compensation and benefits payable upon a Change-in-Control will be determined in a manner that produces the greatest after-tax benefit for the employee. Accordingly, in some instances a small reduction in payments may be made to an amount just below the safe harbor threshold in order to produce a greater after-tax benefit to the executive by avoiding the payment of the excise tax on the value of the benefits.

The ESRP does not alter the treatment of options under our existing stock option plans. For a discussion of the treatment of options under existing plans in the event of a change in control, see “Stock Option Plans” above.

The ERSP provides that all participants will continue to abide by the terms of the confidentiality and/or proprietary rights agreement between the participant and us. In addition, following a participant’s Termination upon a Change-in-Control, for a period equal to a participant’s benefit period, the participant may not solicit or offer employment to any of our employees.

P ROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors of Agile has selected PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of Agile for the fiscal year ending April 30, 2005. PricewaterhouseCoopers LLP has acted in such capacity since our incorporation in 1995. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to Agile for the fiscal years ended April 30, 2003 and 2004 by PricewaterhouseCoopers LLP:

	Fiscal 2003	Fiscal 2004
Audit Fees (1)	$287,000	$477,000
Audit-Related Fees (2)	$56,000	$267,000
Tax Fees (3)	$102,000	$157,000
All Other Fees (4)	—	—

Total	$445,000	$901,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, and annual or other periodic reports at international locations. The substantial increase in Audit Fees during fiscal 2004 was primarily a result of post-acquisition audit services rendered with respect to Eigner US Inc. which we acquired in August 2003.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to accounting consultations and due diligence in connection with acquisitions, including our acquisition of Eigner and consultations concerning financial accounting and reporting standards, including Sarbanes-Oxley compliance. The increase in audit-related fees from fiscal 2003 to fiscal 2004 is primarily due to the work performed in connection with our acquisition of Eigner US Inc. in August 2003.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning, and preparation of federal, state and foreign tax returns.

(4)	We did not engage PricewaterhouseCoopers LLP or pay or incur fees for fiscal 2003 or 2004 for services other than those reported in the categories above.

Audit Committee Pre-Approval P olicies and Procedures

Representatives of PricewaterhouseCoopers LLP normally attend each meeting of the Audit Committee of the Board of Directors. The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by PricewaterhouseCoopers LLP as well as the fees charged by PricewaterhouseCoopers LLP for such services. All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the auditors’ independence. The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing its audit, audit-related and non-audit services to Agile and has concluded that such services are compatible with PricewaterhouseCoopers’ independence as Agile’s auditors.

Vote Required and Board of Directors Recommendation

Although neither our Bylaws, nor other applicable documents nor law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors, the Board of Directors has determined to submit the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event that the stockholders do not approve the selection of PricewaterhouseCoopers LLP, the Board of Directors will reconsider whether or not to retain PricewaterhouseCoopers LLP, and will review its future selection of auditors. Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting, as well as the presence of a quorum representing a majority of all outstanding shares of Common Stock of the Company, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors unanimously recommends a vote “FOR” the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending April 30, 2005.

PRINCIPAL STOCKHO LDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of July 30, 2004, certain information with respect to the beneficial ownership of Agile’s Common Stock by (i) each stockholder known by Agile to be the beneficial owner of more than 5% of Agile’s Common Stock, (ii) each director and director-nominee of Agile, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and executive officers of Agile as a group. Except as otherwise indicated below and subject to applicable community property laws, each person named in the table has sole voting and sole investment powers with respect to all shares of Common Stock shown as beneficially owned by them. Applicable percentage ownership in the table is based on 52,514,420 shares of Common Stock outstanding as of July 30, 2004. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission. Shares of Common Stock subject to options or warrants that are presently exercisable or exercisable within 60 days of July 30, 2004 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

Beneficial Owner(1)	Number of Shares Beneficially Owned	Options(2)	Total Beneficially Owned(2)	Percent of Beneficial Ownership(3)
5% Stockholders
Wellington Management Company LLP(4)	6,050,300	—	6,050,300	11.5%
Ziff Asset Management LLP(5)	3,485,000	—	3,485,000	6.6%
T. Rowe Price Associates, Inc.(6)	3,000,100	—	3,000,100	5.7%

Directors and Executive Officers
Bryan D. Stolle(7)	1,071,866	1,173,912	2,245,778	4.2%
Gareth Chang	—	31,250	31,250	*
Ronald E.F. Codd	—	27,083	27,083	*
Klaus-Dieter Laidig	21,667	18,750	40,417	*
Nancy Schoendorf(8)	446,583	—	446,583	*
Paul Wahl	—	56,250	56,250	*
Jay B. Fulcher(9)	—	692,931	692,931	1.3%
Carolyn V. Aver(10)	—	484,666	484,666	*
Christopher Wong(11)	—	461,528	461,528	*

Former Executive Officer: Richard J. Browne(12)	46,391	137,795	184,186	*
Directors and executive officers as a group (10 persons)(13)	1,586,507	3,084,165	4,670,672	8.4%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of each of the named individuals is c/o Agile Software Corporation, 6373 San Ignacio Avenue, San Jose, CA 95119-1200.

(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Accordingly, this column includes all options that are currently exercisable or will become exercisable within 60 days of July 30, 2004 by the beneficial owner.

(3)	Calculated on the basis of 52,514,420 shares of Common Stock outstanding as of July 30, 2004, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after July 30, 2004 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(4)	Based on Schedule 13F filed by Wellington Management Company, LLP (“WMC”) with the Securities and Exchange Commission on May 14, 2004. Includes 4,856,700 shares over which WMC holds sole investment discretion and 1,193,600 shares over which WMC holds defined investment discretion. Comprises 2,963,560 shares over which WMC holds sole voting authority, 1,893,140 shares over which WMC holds no voting authority, and 1,193,600 shares over which WMC holds shared voting authority. WMC, in its capacity as investment adviser, may be deemed to beneficially own 6,050,300 shares which are held of record by clients of WMC. No such client is known to hold of record more than 5% of our shares of Common Stock. The address of Wellington Management Company, LLP is 75 State St., Boston, MA 02109.

(5)	Based on Schedule 13G/A filed by Ziff Asset Management LLP with the Securities and Exchange Commission on February 17, 2004. Includes 3,485,000 shares beneficially owned by each of PBK Holdings, Inc. and Philip B. Korsant, each of whom share voting and dispositive power over the shares beneficially owned by Ziff Asset Management L.P. The address of Ziff Asset Management is 283 Greenwich Ave., Greenwich, CT 06830.

(6)	Based on Schedule 13F filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on May 14, 2004. Includes 3,000,100 shares over which T. Rowe Price Associates, Inc. has sole investment discretion, and 645,600 shares over which it holds sole voting authority and 2,354,500 shares over which it holds no voting authority. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

(7)	Includes 51,004 shares held by Bryan D. Stolle as trustee of the Wilson E. Stolle Trust Created Under the Bryan D. Stolle Annuity Trust #1 UTA dated 8/18/99, 51,004 shares held by Bryan D. Stolle as trustee of the Jacob N. Stolle Trust Created Under the Bryan D. Stolle Annuity Trust #1 UTA dated 8/18/99, 51,004 shares held by Deborah S. Stolle as trustee of the Wilson E. Stolle Trust Created Under the Deborah S. Stolle Annuity Trust #1 UTA dated 8/18/99, 51,004 shares held by Deborah S. Stolle as trustee of the Jacob N. Stolle Trust Created Under the Deborah S. Stolle Annuity Trust #1 UTA dated 8/18/99, 854,922 shares held by Deborah Stolle and Bryan Stolle as trustees of the Bryan Stolle Family Trust, 2,000 shares held by Bryan D. Stolle as Custodian for Caroline Stolle under UCAUTMA, 2,000 shares held by Bryan D. Stolle as Custodian for Michael Pettit under UCAUTMA and 2,000 shares held by Bryan D. Stolle as Custodian for Jonathan Pavlicek under UCAUTMA.

(8)	Based on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2004. Includes 44,920 shares held by Ms. Schoendorf’s spouse.

(9)	Includes 692,931 shares subject to immediately exercisable options, of which 399,999 shares will be vested within 60 days after July 30, 2004.

(10)	Includes 484,666 shares subject to immediately exercisable options, of which 260,666 shares will be vested within 60 days after July 30, 2004.

(11)	Includes 461,528 shares subject to immediately exercisable options, of which 172,666 shares will be vested within 60 days after July 30, 2004.

(12)	Mr. Browne ceased being an executive officer as of April 6, 2004 and will remain as an employee through October 31, 2004.

(13)	Includes 3,084,165 shares subject to immediately exercisable options, of which 2,145,038 shares will be vested within 60 days after July 30, 2004.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Execut ive Compensation

The following table sets forth information concerning the compensation earned during the fiscal years ended April 30, 2004, 2003 and 2002 by our Chief Executive Officer, our other executive officers whose salary and bonus for the last fiscal year exceeded $100,000 and the one other executive officer who would have been included among the other executive officers had he continued to serve as executive officers through April 30, 2004:

SUMMARY COMPENSATION TABLE

Long Term Compensation
		Annual Compensation								Awards
Name and Principal Position	Year	Salary(1)			Bonus(2)			Other Annual Compensation		Shares Underlying Options
Bryan D. Stolle Chairman and Chief Executive Officer	2004 2003 2002	$ $ $	250,000 210,000 200,000	(3) (4) (5)	$ $ $	266,500 154,620 120,000	(3) (4) (5)	$ $ $	— — —	450,000 200,000 —

Jay B. Fulcher(6) President and Chief Operating Officer	2004 2003 2002	$ $ $	200,000 113,636 —		$ $ $	230,453 139,756 —		$ $ $	— — —	250,000 750,000 —

Carolyn V. Aver(7) Chief Financial Officer	2004 2003 2002	$ $ $	200,000 196,528 —		$ $ $	111,840 119,283 —		$ $ $	— — —	120,000 480,000 —

Christopher Wong(8) Executive Vice President, Products and Technology	2004 2003 2002	$ $ $	200,000 129,167 —		$ $ $	140,428 51,000 —		$ $ $	— — —	50,000 480,000 —

Former Officer:

Richard J. Browne(9) Former Vice President, Finance and Administrative Operations	2004 2003 2002	$ $ $	150,000 150,000 147,500		$ $ $	59,859 52,292 68,033		$ $ $	— — —	50,000 112,500 —

(1)	Includes amounts (if any) deferred at the named executive officer’s option under Agile’s 401(k) plan.

(2)	Bonuses are based on performance or achievement of goals. Included herein are bonuses accrued for the fiscal year but not paid until after fiscal year end. See “Report of the Compensation Committee on Executive Compensation.”

(3)	During the fiscal year ended April 30, 2002, we established a company travel plan for Mr. Stolle, wherein all bonuses otherwise payable to him are irrevocably allocated to pay company-approved travel expenses in excess of those covered by our travel policy (the “Travel Plan”). During the fiscal year ended April 30, 2004, the amount of $130,000 in salary and $234,500 in bonuses were attributable to amounts that otherwise would have been paid to Mr. Stolle in the fiscal year but were allocated to the Travel Plan. See “Report of the Compensation Committee on Executive Compensation.”

(4)	During the fiscal year ended April 30, 2003, the amount of $80,000 in salary and $154,620 in bonuses were attributable to amounts that otherwise would have been paid to Mr. Stolle in the fiscal year but were allocated to the Travel Plan.

(5)	During the fiscal year ended April 30, 2002, the amount of $20,000 in salary and $120,000 in bonuses were attributable to amounts that otherwise would have been paid to Mr. Stolle in the fiscal year but were allocated to the Travel Plan.

(6)	Mr. Fulcher joined Agile in October 2002.

(7)	Ms. Aver joined Agile in May 2002.

(8)	Mr. Wong joined Agile in September 2002.

(9)	Mr. Browne served as our Vice President, Finance and Administrative Operations until April 6, 2004 and remains an employee of Agile until October 31, 2004.

Stock Options Granted in Fiscal 2004

The following table provides the specified information concerning grants of options to purchase our Common Stock made during the fiscal year ended April 30, 2004 to the persons named in the Summary Compensation Table:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Shares Underlying Options Granted(2)	% of Total Options Granted to Employees in Fiscal Year(3)	Exercise Price Per Share(4)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
					0%	5%	10%
Bryan D. Stolle(5)	450,000	7.22%	$11.05	9/11/2013	—	$3,126,096	$7,921,517
Jay B. Fulcher(6)	250,000	4.01%	$11.05	9/11/2013	—	$1,736,720	$4,400,843
Carolyn V. Aver(6)	70,000	1.12%	$11.05	9/11/2013	—	$486,282	$1,232,236
Carolyn V. Aver(7)	50,000	0.80%	$1.00	9/11/2013	$502,500	$849,844	$1,382,669
Christopher Wong(7)	50,000	0.80%	$11.05	9/11/2013	—	$347,344	$880,169

Former Officer:
Richard J. Browne(7)	50,000	0.80%	$11.05	9/11/2013	—	$347,344	$880,169

(1)	Potential gains are net of exercise price, but before taxes associated with the exercise. These amounts represent certain hypothetical gains based on assumed rates of appreciation, based on SEC rules, and do not represent Agile’s estimate or projection of future prices of Agile common stock. Actual gains, if any, on stock option exercises are dependent on Agile’s future performance, overall market conditions and the optionees’ continued employment through the vesting period. Accordingly, the gains reflected in this table may not be achieved.

(2)	Except as described in footnotes 4 through 7 below, all options granted under the 1995 Stock Option Plan, and have a ten year terms. Shares generally vest at the rate of 20% on the first anniversary of the date of grant and 1/60th monthly thereafter. Under the 1995 Stock Option Plan, the Board retains discretion to modify the terms, including the prices, of outstanding options. For additional information regarding options, see “Employment Contracts and Termination of Employment and Change-in-Control Arrangements,” and “Report of the Compensation Committee on Executive Compensation.”

(3)	Based on 6,228,659 shares subject to options granted to employees pursuant to our 1995 and 2000 stock plans during fiscal 2004, including grants to the executive officers named in the table.

(4)	All options other than the option granted to Carolyn Aver to purchase 50,000 shares of common stock at an exercise price of $1.00 per share were granted at market value on the date of grant.

(5)	Option vests in equal monthly installments over 30 months beginning April 1, 2004.

(6)	Option vests in equal monthly installments over 48 months beginning September 12, 2003.

(7)	Option vests in equal monthly installments over 36 months beginning September 12, 2003.

Option Exercises and Fiscal 2004 Year-End Values

The following table provides the specified information concerning exercises of options to purchase our Common Stock in the fiscal year ended April 30, 2004, and unexercised options held as of April 30, 2004, by the persons named in the Summary Compensation Table above. A portion of the shares subject to these options are not yet vested, and thus would be subject to repurchase by Agile at a price equal to the option exercise price, if the corresponding options were exercised before those shares had vested.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year End			Value of Unexercised In-the- Money Options at Fiscal Year End(1)
			Exercisable		Unexercisable	Exercisable	Unexercisable
Bryan D. Stolle	146,665	$1,267,211	1,061,435		550,000	$390,344	$244,000
Jay B. Fulcher	—		$666,889	(2)	333,111	$1,793,252	$801,748
Carolyn V. Aver	—		$467,930	(3)	132,070	$646,079	$305,421
Christopher Wong	—		$450,584	(4)	79,416	$1,075,703	$95,497

Former Officer:
Richard J. Browne(5)	—		$111,476		90,747	$80,000	$64,000

(1)	Based on a market value of $7.55 per share, the closing price of our Common Stock on the date of the last trading day of the fiscal year, as reported by the Nasdaq National Market, and calculated by multiplying the difference between the exercise price and the market price at fiscal year end by the number of options held at fiscal year end.

(2)	Includes 355,431 stock options that have not yet vested. These stock options are fully exercisable at the date of grant. Shares purchased ahead of vesting are subject to a right of repurchase upon termination of employment or other service that lapses as the shares vest.

(3)	Includes 264,001 stock options that have not yet vested. These stock options are fully exercisable at the date of grant. Shares purchased ahead of vesting are subject to a right of repurchase upon termination of employment or other service that lapses as the shares vest.

(4)	Includes 288,862 stock options that have not yet vested. These stock options are fully exercisable at the date of grant. Shares purchased ahead of vesting are subject to a right of repurchase upon termination of employment or other service that lapses as the shares vest.

(5)	Mr. Browne’s employment with Agile terminates as of October 31, 2004. The exercise period of options to purchase an aggregate of 39,723 shares of Common Stock was extended through October 31, 2005 in connection with Mr. Browne’s separation from Agile.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the 1995 Stock Option Plan, 1999 Employee Stock Purchase Plan (the “Purchase Plan”), which have been approved by stockholders, and the 2000 Nonstatutory Stock Option Plan (the “2000 Plan”), which has not been approved by stockholders. The following table provides information as of April 30, 2004 about our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans.

Plan Category(1)	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders(2)(3)	3,130,236	$8.07	4,499,796
Equity compensation plans not approved by stockholders(4)	4,777,730	$13.81	7,116,481
Total	7,907,966	$11.53	11,616,277

(1)	The information presented in this table excludes options to purchase 15,146 shares of our Common Stock at a weighted average exercise price of $3.70, under the Digital Market, Inc. 1995 Stock Option Plan, which were assumed pursuant to our acquisition of Digital Market, Inc.

(2)	Includes 909,336 shares that are reserved for issuance under the 1995 Plan. The 1995 Plan provides for an automatic share reserve increase on the first day of each fiscal year beginning on or after May 1, 2000 by an amount equal to the lesser of (a) one million shares, (b) 5% of the number of shares of Common Stock issued and outstanding on the last day of the immediately preceding fiscal year, or (c) a lesser amount of shares determined by the Board of Directors. In accordance with the terms of the 1995 Plan, the number of securities available for future issuance was automatically increased by one million shares on May 1, 2004, which increase is not reflected in the table above.

(3)	Includes 3,590,460 shares that are reserved for issuance under the Purchase Plan. The Purchase Plan provides for an automatic share reserve increase each May 1 through and including May 1, 2009, by an amount equal to the lesser of (a) one million shares per year, (b) 2% of the number of shares of Common Stock that was issued and outstanding on the last day of the preceding fiscal year, or (c) a lesser amount of shares determined by the Board. In accordance with the terms of the Purchase Plan, the number of securities available for future issuance was automatically increased by one million shares on May 1, 2004, which increase is not reflected in the table above.

(4)	Consists of options outstanding and shares available for future issuance under the 2000 Plan, the material features of which are described below.

Material Features of the 2000 Plan

As of April 30, 2004, we had reserved 19,500,000 shares of Common Stock for issuance under the 2000 Plan. The 2000 Plan is administered by the Compensation Committee and provides for the grant of nonstatutory stock options and stock awards to employees (excluding officers and directors) and consultants at exercise or purchase prices determined by the Compensation Committee. Options granted under the 2000 Plan generally have a 10-year term and vest at the rate of 20% of the shares on the first anniversary of the date of grant and 1/60th of the shares monthly thereafter.

Options granted under the 2000 Plan provide for 18 months of accelerated vesting upon a change-in-control event in which the optionee is involuntarily terminated within 18 months after the change-in-control, as defined by the individual’s stock option agreement. Options granted to certain of our executive officers become exercisable and vested in full upon a change-in-control event in which the employee is involuntarily terminated within 18 months after the change-in-control. All options so accelerated remain exercisable for the lesser of the remaining term of the option or one year after the effective date of the involuntary termination. In addition, vesting of all outstanding options will accelerate in full upon a change-in-control unless the successor corporation assumes the option or replaces it with a cash incentive program that preserves for the option holder the excess of the underlying shares’ value at the time of the transaction over the exercise price, with payment to be made over the same vesting schedule.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended April 30, 2004, we were not a party to any transaction or series of transactions involving $60,000 or more and in which any director, executive officer or holder of more than 5% of our capital stock had a material interest, other than (i) the Executive Severance and Retention Plan described under “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” above and (ii) amounts paid to an aircraft charter company indirectly owned by Mr. Stolle as described below.

We have entered into indemnity agreements with certain employees, officers and directors that provide, among other things, that we will indemnify such employee, officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an employee, officer, director or other agent with us, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

We have used and reimbursed an aircraft charter company operating an aircraft that is indirectly owned by Mr. Bryan Stolle, our Chairman and Chief Executive Officer, and his spouse. The total amount paid to the charter company for the use of the aircraft during the fiscal year ended April 30, 2004 was approximately $140,000.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believes that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors administers Agile’s executive compensation program. In this regard, the role of the Compensation Committee, which is comprised entirely of outside, non-employee directors, is to review and approve salaries and other compensation of Agile’s executive officers and determine the performance-based compensation of its executive officers. The Compensation Committee also reviews and approves various other compensation policies and matters for Agile, and administers its stock option plans, including the review and approval of stock option grants to the executive officers. Limited authority to grant stock options to non-officer employees has been delegated to Mr. Stolle. The members of the Compensation Committee during the fiscal year ended April 30, 2004 were Ms. Schoendorf and Mr. Wahl.

General Compensation Philosophy

Agile’s general compensation philosophy is that total compensation should vary with its performance in attaining financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with the interests of the stockholders. Agile has a performance-based compensation program in which the majority of its employees not compensated on a commission basis are eligible to participate. Total cash compensation for the majority of Agile employees, including its executive officers, consists of the following components:

•	Base salary; and

•	A variable cash component that is based on performance objectives.

In addition to encouraging stock ownership by granting stock options, Agile further encourages its employees to own Agile stock through a tax-qualified employee stock purchase plan, which is generally available to all employees. This plan allows participants to buy Agile stock at a discount to the market price with up to 10% of their salary and bonuses, subject to limits on the number and value of shares an individual may purchase.

Setting Executive Compensation

The goal of Agile’s executive officer compensation policy is to attract, retain and reward executive officers who contribute to Agile’s success, to align executive officer compensation with its performance and to motivate executive officers to achieve its business objectives. In setting the base salary and performance-based compensation targets for executive officers, the Compensation Committee reviews information relating to executive compensation of U.S.-based companies that it considers generally comparable to Agile. While no specific formula is used to set pay in relation to this market data, executive officer base salaries generally are slightly below the average salaries for similar positions in comparable companies. However, when Agile’s business groups meet or exceed certain predetermined financial and non-financial goals, amounts paid under its performance-based compensation programs may lead to total cash compensation levels that are higher than the average salaries for such comparable positions.

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations, which restrict the deductibility of compensation paid to Agile’s chief executive officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any such officer in any year and does not qualify for an exception under the statute or regulations. Income from options granted under Agile’s stockholder-approved stock options would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors and have an exercise price not less than the fair market value of the shares on the date of grant. The Compensation Committee expects that these requirements will generally be satisfied to the extent consistent with Agile’s compensation objectives. The Compensation Committee does not believe that, in general, other components of Agile’s compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility in full. The Compensation Committee’s policy is to qualify Agile’s executive compensation for deductibility under applicable tax laws to the extent consistent with its compensation objectives.

Base Salary

The Compensation Committee reviews the history of and proposals for the compensation package of each of Agile’s executive officers, including base salary and performance-based compensation components. In accordance with Agile’s compensation philosophy that total cash compensation should vary with its performance as a company, the Compensation Committee establishes base salaries of Agile executive officers at levels which the Compensation Committee believes are below the average base salaries of executives in similar positions at companies considered to be comparable to Agile, making a large part of each executive officer’s total compensation dependent on his or her performance as measured through its performance-based compensation programs.

Performance-Based Compensation

Executive Officer Performance-Based Compensation.    In May 2003, the Compensation Committee established individual performance-based compensation targets ranging from $60,000 to $250,000 for each of the executive officers. Performance-based compensation is awarded based on four elements, each having a 25% weighting, and include a revenue goal, a profit goal, a customer satisfaction goal, and the executive officer’s individual performance and achievement of personal goals. During the fiscal year ended April 30, 2004, the Compensation Committee awarded bonuses ranging between 75% and 100% of each executive officer’s individual performance-based compensation target, adjusted for the amount of time the executive officer was an employee of Agile during the fiscal year.

Stock Options.    The Compensation Committee strongly believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with those of the stockholders, and therefore makes periodic grants of stock options under the 1995 Stock Option Plan. The size of an option grant to an executive officer has generally been determined with reference to similarly sized technology companies in Agile’s geographical area, the responsibilities and expected future contributions of the executive officer and previous grants to that officer, as well as recruitment and retention considerations. In the fiscal year ended April 30, 2004, the Compensation Committee granted the following stock options to executive officers: an option to purchase 450,000 shares granted to Mr. Stolle; an option to purchase 250,000 shares granted to Mr. Fulcher; two options to purchase a total of 120,000 shares granted to Ms. Aver; and an option to purchase 50,000 shares granted to Mr. Wong. See “Options Granted in Last Fiscal Year.”

Chief Executive Compensation

Mr. Stolle’s compensation as Chief Executive Officer for the fiscal year ended April 30, 2004 was established by the Compensation Committee in May 2003 in accordance with the guidelines described above. For the fiscal year ended April 30, 2004 Mr. Stolle’s salary was $250,000. In addition, Mr. Stolle has earned performance based compensation in the amount of $266,500 including a one-time bonus in the amount of $92,000 for the year ended April 30, 2004. Mr. Stolle was granted an option to purchase 450,000 shares of Agile Common Stock at an exercise price of $11.05 per share, vesting in equal monthly installments over a period of thirty months beginning April 1, 2004. Under the terms of the options granted to Mr. Stolle, if he is terminated without cause during the eighteen months following a change-in-control of Agile, then vesting of the option will accelerate by 18 months. During the fiscal year ended April 30, 2002, we established a company travel plan for Mr. Stolle, wherein amounts otherwise payable to him may be irrevocably allocated to pay company-approved travel expenses in excess of those covered by Agile’s travel policy (the “Travel Plan”). During the fiscal year ended April 30, 2004, the amount of $130,000 in salary and $234,500 in bonuses were attributable to amounts that otherwise would have been paid to Mr. Stolle in the fiscal year but were allocated to the Travel Plan.

COMPENSATION COMMITTEE

NANCY J. SCHOENDORF

PAUL WAHL

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Agile’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent auditor, PricewaterhouseCoopers LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of this charter is attached to this Proxy Statement as Appendix A. The Audit Committee held 12 meetings during Fiscal 2004.

The Committee has discussed and reviewed with the auditors all matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope and plans for PricewaterhouseCoopers LLP’s audit, the results of its examinations, its evaluations of Agile’s internal controls and the overall quality of its accounting and financial reporting. The Audit Committee also discussed with PriceWaterhouseCoopers LLP their judgements as to the substance and clarity, not just the acceptability, of the Company’s accounting principles and financial statement disclosures.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and Agile that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and has satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the committee recommended to the Board of Directors that Agile’s audited financial statements be included in Agile’s Annual Report on Form 10-K for the fiscal year ended April 30, 2004. The Audit Committee and the Board of Directors also selected, subject to stockholder approval, the selection of PriceWaterhouseCoopers LLP as Agile’s independent accountants for Fiscal 2005.

AUDIT COMMITTEE

RONALD E. F. CODD

KLAUS-DIETER LAIDIG

NANCY SCHOENDORF

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the cumulative total stockholder return on our Common Stock against the cumulative total return of the Nasdaq Stock Market (U.S) Index and the Nasdaq Computer & Data Processing Index between August 20, 1999 (the date our Common Stock commenced trading) and April 30, 2004. The graph and table assume that $100 was invested on August 20, 1999 in each of Agile Common Stock, Nasdaq Stock Market (U.S.) Index and the Nasdaq Computer & Data Processing Index. No cash dividends have been declared on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

We have an advance notice provision under our Bylaws for stockholder business to be presented at meetings of stockholders. This provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to our Secretary. A stockholder proposal to be timely must be received at our principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement, or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

Proposals of stockholders intended to be presented at the next annual meeting of our stockholders must be received by us at our offices at 6373 San Ignacio Avenue, San Jose, CA 95119-1200, no later than [April 13], 2005, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in our proxy statement for that meeting.

VOTING VIA THE INTERNET OR BY TELEPHONE

If you hold your shares directly registered in your name with EquiServe:	If you hold your shares in an account with a broker or a bank that participates in the ADP Investor Communication Service program:

To vote by phone 1-877-PRX-VOTE (1-877-779-8683) To vote via the Internet: www.eproxyvote.com/agil	To vote by phone: your voting form from your broker or bank will show the telephone number to call. To vote via the Internet: www.eproxyvote.com/agil

For Shares Directly Registered in the Name of the Stockholder.    Stockholders with shares registered directly in their name with EquiServe may vote those shares telephonically by calling EquiServe at 1-877-PRX-VOTE, (1-877-779-8683) or via the Internet at www.eproxyvote.com/agil.

For Shares Registered in the Name of a Broker or a Bank.    A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe for shares registered directly in the name of the stockholder. If your shares are held in an account with a broker or a bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ voting at www.proxyvote.com.

General Information for All Shares Voted Via the Internet or By Telephone.    Votes submitted via the Internet or by telephone must be received by 12:00 midnight Eastern Time on September 20, 2004. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Counsel has advised us that the Internet voting procedures that have been made available through EquiServe are consistent with the requirements of applicable law. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Householding of Proxy Materials.    In December 2000, the Securities and Exchange Commission adopted new rules that permit companies and intermediaries, including brokers, to satisfy the delivery requirements for proxy statements, prospectuses and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of proxy statements, prospectuses and annual reports, as the case may be, addressed to those stockholders. This process, known as “householding,” may mean extra convenience for stockholders and cost savings for us. If you are currently receiving multiple copies of our proxy statement and Annual Report at your address and would like to request “householding” of your communications, please contact your broker, or if you hold shares of Agile Common Stock in your name, you should contact EquiServe, our transfer agent, at 1-877-PRX-VOTE (1-877-779-8683), or via the Internet at www.eproxyvote.com/agil. Once you have elected householding of your communications, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding, and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Agile Software Corporation, Investor Relations, 6373 San Ignacio Avenue, San Jose, CA 95119-1200, or contact Investor Relations at (408) 284-4000.

Financial Statements

Our financial statements for the fiscal year ended April 30, 2004 are included in our 2004 Annual Report to Stockholders. Copies of the annual report are being sent to our stockholders concurrently with the mailing of this proxy statement. Stockholders directly registered by name on the books of EquiServe, or holding shares in nominee name through certain brokers and banks, have been offered the opportunity to obtain this proxy statement and the annual report by accessing it in electronic form on our website instead of receiving paper copies. If you have not received or had access to the annual report, please notify our Investor Relations at 6373 San Ignacio Avenue, San Jose, CA 95119-1200 and a copy will be sent to you. Our annual report and this proxy statement are available via the Internet at www.agile.com/investors.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2004 annual meeting of stockholders of Agile Software Corporation, other than as described in this Proxy Statement. If other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

By order of the Board of Directors

Kenneth M. Siegel

Secretary

August 11, 2004

AGILE SOFTWARE CORPORATION

Charter of the Audit Committee of the Board of Directors

I.	STATEMENT OF POLICY

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Agile Software Corporation (the “Company”) is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audit of the Company’s annual financial statements.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles, policies, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out proper audits and reviews, including reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting and auditing. It is not the duty or responsibility of the Audit Committee or its members to conduct any type of auditing or accounting review or procedure, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations, absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit opinion or related work or performing other audit, review or attestation services for the Company. The Committee, may initiate special investigations, and hire special legal, accounting or other outside advisors or experts to assist the Committee as it deems necessary to fulfill its duties under this Charter.

II.	ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall be comprised of three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”), and the rules and regulations of the SEC. At least one member of the Audit Committee shall be a financial expert as determined by the Board in accordance with the definitions set forth in the rules and regulations of the SEC. Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.

The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board on the recommendation of the Nominating and Governance Committee. Unless a chairman is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Audit Committee membership.

III.	MEETINGS

The Committee shall meet as often as it determines but not less frequently than quarterly. The Committee may form and delegate authority to subcommittees, or to one or more members of the Committee, when appropriate.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

To fulfill its responsibilities and duties, the Committee shall:

A.	Oversight of the Company’s Independent Auditors

1.    Be directly and solely responsible for the appointment, compensation, retention, oversight (including resolution of disagreements between management and the independent auditors regarding financial reporting) and, if necessary, termination and replacement of any independent auditors engaged by the Company.

2.    Evaluate annually the independence, qualifications and performance of the independent auditors and report to the Board on its conclusions, together with any recommendations for additional action.

3.    Approve in advance the engagement of the independent auditors, including fees and other terms of any such engagement, for all audit services and non-audit services in accordance with applicable law (including SEC and Nasdaq rules). The Committee may establish pre-approval policies and procedures for any engagement to render such services.

4.    Periodically review and discuss with the independent auditors (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditors consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended, including without limitation, descriptions of (x) all relationships between the auditors and the Company, (y) any disclosed relationships or services that may impact the independent auditors’ objectivity or independence, and (z) whether any of the Company’s senior finance personnel were recently employed by the independent auditors.

5.    Meet with the independent auditors prior to the audit to discuss the planning and staffing of the audit.

6.    Consult with the independent auditors to ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years.

B.	Review of Financial Reporting, Policies and Processes

1.    Review with management and the independent auditors significant risks and exposures, complex or unusual transactions, audit activities, and audit findings, and any significant judgments made in management’s preparation of the financial statements.

2.    Review with management and the independent auditors the Company’s audited financial statements, and any certification, report, opinion or review rendered by the independent auditors.

3.    Review and discuss with management and the independent auditors the Company’s quarterly financial statements.

4.    Review and discuss with management and the independent auditors the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in the Company’s periodic reports.

5.    Review and discuss with management the financial results prior to issuance of earnings press releases.

6.    Periodically meet separately with management and with the independent auditors in separate sessions to discuss any matters that the Committee, management or the independent auditors believe should be discussed privately with the Committee.

7.    Review with the independent auditors any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information, any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements, and any accounting adjustments that were noted or proposed by the auditors but that were “passed” (as immaterial or otherwise). Review any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the independent auditors to the Company, or any other material written communication provided by the independent auditors to the Company’s management.

8.    Review with the independent auditors the critical accounting policies and practices used by the Company, any alternative treatments of financial information within generally accepted accounting principles that the independent auditors have discussed with management, the ramifications of the use of such alternative disclosures and treatments. Review with management and the independent auditors any significant judgments made in management’s preparation of the financial statements and the view of each as to the appropriateness of such judgments.

9.    Review with management its assessment of the effectiveness, integrity and adequacy of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”) and, when relevant SEC rules are in effect, review annually with the independent auditors the attestation to and report on the assessment made by management.

10.    Review with management its evaluation of the Company’s procedures and controls designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the SEC for the filing of such reports (“Disclosure Controls”).

11.    Review and discuss with management and the independent auditors any off-balance sheet transactions or structures, their effect on the Company’s financial results and operations, and the disclosure of such transactions and structures in the Company’s public filings.

12.    Review with management and the independent auditors the effect of regulatory and accounting initiatives on the financial statements.

C.	Risk Management, Related-Party Transactions, Legal Compliance and Ethics

1.    Review with the chief executive officer and chief financial officer of the Company as well as the independent auditors any report on significant deficiencies in the design or operation of the Internal Controls and any fraud that involves management or other employees who have a significant role in the Company’s Internal Controls.

2.    Review and approve any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

3.    Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

4.    In consultation with the Nominating and Governance Committee, consider and present to the Board for adoption a Code of Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, including procedures for monitoring and enforcing compliance with or granting waivers of the Code of Ethics, and provide for prompt disclosure to the public of any change in, or waiver of such Code of Ethics as may be required by SEC or Nasdaq rules and regulations.

5.    Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

6.    Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

7.    Periodically review and reassess the Charter’s adequacy and recommend any proposed changes to the Board for approval.

[AGICM—AGILE SOFTWARE CORPORATION] [FILE NAME: ZAGIC2.ELX] [VERSION—(5)] [08/12/04] [orig. 07/28/04]

DETACH HERE	ZAGIC2

PROXY

AGILE SOFTWARE CORPORATION

PROXY FOR 2004 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes Bryan D. Stolle and Carolyn V. Aver as Proxies, with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock of Agile Software Corporation that the undersigned is entitled to vote at the 2004 Annual Meeting of Stockholders of Agile Software Corporation to be held at 6373 San Ignacio Avenue, San Jose, California, on September 21, 2004 at 8:00 a.m., or at any postponement or adjournment thereof, in accordance with specifications made on the reverse side with respect to the matters set forth on the reverse side (as more particularly described in Agile’s proxy statement, receipt of which is hereby acknowledged) and in their discretion upon such other matters as may properly come before the meeting.

IF YOU DO NOT INDICATE HOW YOU WISH THIS PROXY TO BE VOTED, THE PROXYHOLDERS WILL VOTE “FOR” MANAGEMENT’S NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2 AND IN THEIR DISCRETION ON SUCH OTHER MATTERS AS ARE PROPERLY BROUGHT BEFORE THE MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

AGILE SOFTWARE CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/agil	[GRAPHIC]	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)	[GRAPHIC]

If you vote over the Internet or by telephone, please do not mail your card.

[AGICM—AGILE SOFTWARE CORPORATION] [FILE NAME: ZAGIC1.ELX] [VERSION—(1)] [07/28/04] [orig. 07/28/04]

DETACH HERE	ZAGIC1

☒	Please mark votes as in this example.	#AGI

A vote FOR the following proposals is recommended by the Board of Directors:

1.	To elect two directors to hold office for a three-year term or until their respective successors are elected or appointed.

Nominees: (01) Nancy J. Schoendorf and (02) Ronald E. F. Codd

FOR	WITHHELD
☐	☐

☐
For all nominees except as noted above

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending April 30, 2005.

FOR	AGAINST	ABSTAIN
☐	☐	☐

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. If shares of stock stand on record in the names of two or more persons or in the names of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy. Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.

Signature:	Date:	Signature:	Date: